UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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Columbia Pipeline Group, Inc.
(Name of Registrant as Specified In Its Charter)
TransCanada Corporation
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Being filed herewith is a powerpoint presentation and related presentation script.

First Quarter 2016 Conference Call

April 29, 2016

TransCanada

In business to deliver

Forward Looking Information

This presentation includes "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") which is intended to provide potential investors with information regarding TransCanada Corporation ("TransCanada" or the "Corporation"), including management's assessment of our future plans and financial outlook. In some cases the words "anticipate", "expect", "believe", "may", "will", "should", "estimate", "project", "outlook", "forecast", "intend", "target", "plan" or other similar words are used to identify such forward-looking information. Forward-looking information in this presentation may include, but is not limited to, statements regarding: anticipated business prospects; our financial and operational performance, including the performance of our subsidiaries; expectations or projections about strategies and goals for growth and expansion; expected cash flows and future financing options available to us; expected costs for planned projects, including projects under construction and in development; expected schedules for planned projects (including anticipated construction and completion dates); expected regulatory processes and outcomes; expected impact of regulatory outcomes; expected capital expenditures and contractual obligations; expected operating and financial results; expected industry, market and economic conditions; the planned acquisition of Columbia Pipeline Group, Inc. (the "Acquisition") including the expected closing thereof; plans regarding financing for the Acquisition, and the repayment of Acquisition credit facilities through planned divestitures; planned changes in the Corporation's business including the divestiture of certain assets; expected impacts of the Acquisition on EBITDA composition, earnings, cash flow and dividend growth; transportation services to the liquefied natural gas sector and growth opportunities and modernization initiatives relating to Columbia Pipeline Group, Inc.'s ("Columbia") business.

This forward-looking information reflects our beliefs and assumptions based on information available at the time the information was stated and as such is not a guarantee of future performance. By its nature, forward-looking information is subject to various assumptions, risks and uncertainties which could cause our actual results and achievements to differ materially from the anticipated results or expectations expressed or implied in such statements.

Key assumptions on which our forward-looking information is based include, but are not limited to, assumptions about: the timing and completion of the Acquisition including receipt of regulatory and Columbia stockholder approval; the planned monetization of TransCanada's U.S. Northeast merchant power business and of a minority interest in its Mexican natural gas pipeline business; inflation rates, commodity prices and capacity prices; timing of financings and hedging; regulatory decisions and outcomes; foreign exchange rates; interest rates; tax rates; planned and unplanned outages and the use of our and Columbia's pipeline and energy assets; integrity and reliability of our assets; access to capital markets; anticipated construction costs, schedules and completion dates; acquisitions and divestitures; and the realization of the anticipated benefits and synergies of the Acquisition to TransCanada including impacts on growth and accretion in various financial metrics.

The risks and uncertainties that could cause actual results or events to differ materially from current expectations include, but are not limited to: our ability to successfully implement our strategic initiatives; whether our strategic initiatives will yield the expected benefits; the operating performance of our and Columbia's pipeline and energy assets; amount of capacity sold and rates achieved in our and Columbia's pipeline business; the availability and price of energy commodities; the amount of capacity payments and revenues we receive from our energy business; regulatory decisions and outcomes; outcomes of legal proceedings, including arbitration and insurance claims; performance and credit risk of our counterparties; changes in market commodity prices; changes in the political environment; changes in environmental and other laws and regulations; competitive factors in the pipeline and energy sectors; construction and completion of capital projects; costs for labour, equipment and material; access to capital markets; interest, tax and foreign exchange rates; weather; cybersecurity; technological developments; economic conditions in North America as well as globally; uncertainty regarding the length of time to complete the Acquisition and uncertainty regarding the ability of TransCanada to realize the anticipated benefits of the Acquisition; and the timing and execution of TransCanada's planned asset sales. Additional information on these and other factors are discussed in our Quarterly Report to Shareholders dated April 28, 2016, 2015 Annual Report and final short form prospectus dated March 28, 2016 (the "Prospectus") filed with Canadian securities regulators and the SEC and available at www.transcanada.com.

Readers are cautioned against placing undue reliance on forward-looking information, which is given as of the date it is expressed in this presentation or otherwise, and not to use future-oriented information or financial outlooks for anything other than their intended purpose. We undertake no obligation to publicly update or revise any forward-looking information in this presentation or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

2

Non-GAAP Measures and Additional Information

Certain information presented in this presentation with respect to TransCanada and Columbia includes certain financial measures which do not have any standardized meaning as prescribed by U.S. GAAP and therefore may not be comparable to similar measures presented by other entities. Prospective readers are cautioned that these measures should not be construed as an alternative to U.S. GAAP-based audited consolidated financial statements. These non-GAAP measures are Comparable Earnings, Comparable Earnings per Share, Comparable Earnings Before Interest and Taxes (EBIT), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Comparable EBITDA, Adjusted EBITDA, Distributable Cash Flow, Comparable Distributable Cash Flow, Comparable Distributable Cash Flow per Share and Funds Generated from Operations.

A description of the purpose of providing non-GAAP measures and a reconciliation of non-GAAP measures in this presentation to the most closely related GAAP measures can be found in our Quarterly Report to Shareholders dated April 28, 2016 or in the case of Adjusted EBITDA in the Prospectus, in each case filed with Canadian securities regulators and the SEC and available at www.transcanada.com.

Adjusted EBITDA reflects an adjustment to historical and pro forma EBITDA for the year ended December 31, 2015 related to (i) a non-cash impairment charge incurred by TransCanada relating to Keystone XL and related projects, including the Keystone Hardisty Terminal, in connection with the November 6, 2015 denial of the U.S. Presidential permit, and (ii) a non-cash impairment charge incurred by TransCanada relating to certain energy turbine equipment previously purchased for a power development project that did not proceed, each as recorded in the Corporation's audited consolidated financial statements as at December 31, 2015. TransCanada believes that Adjusted EBITDA is a useful measure for evaluating our historical and unaudited pro forma financial results, given the exceptional nature of these one-time asset impairment charges.

Additional Information and Where to Find it:

This presentation may be deemed to be solicitation material in respect of the proposed acquisition of Columbia by TransCanada. In connection with the proposed merger transaction, Columbia filed a preliminary proxy statement with the SEC on April 8, 2016 with respect to a special meeting of its stockholders to be convened to approve the merger transaction, and intends to file other relevant documents with the SEC, including a proxy statement in definitive form (which Columbia expects to commence disseminating to its stockholders on or about May 18, 2016). BEFORE MAKING ANY VOTING DECISION, COLUMBIA STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain, free of charge, a copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. In addition, the proxy statement and Columbia's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act will be available free of charge through Columbia's website at https://www.cpg.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Merger Solicitation:
Columbia and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Columbia's directors and executive officers can be found in Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 18, 2016, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on April 7, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the merger, which may be different than those of Columbia's stockholders generally, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

3

Recent Developments

Russ Girling, President & CEO

4

Highlights

"Strength and Stability"

- Energy infrastructure assets performing well in a challenging environment
- Company delivered record comparable earnings and funds generated from operations in 2015
- US$13 billion Columbia Pipeline Group acquisition represents a transformational change
- Creates an industry-leading $24 billion pro-forma near-term growth portfolio that supports and may augment expected eight to 10 per cent annual dividend growth through 2020
- $45 billion in medium to long-term projects have the potential to further transform the company

5

Acquisition of Columbia Pipeline Group - Strategic Rationale

Columbia Gas Transmission
Columbia Gulf Transmission
Millennium Pipeline (47.5%)
Marcellus/Utica Basins

Largest Acquisition in Company's History

- Entered into an agreement and plan of merger March 17, 2016 to acquire Columbia Pipeline Group
- Columbia owns one of the largest interstate natural gas pipeline systems in the U.S.
- Acquisition provides us the rare opportunity to invest in a growth pipeline network in the fastest growing gas production basins in North America
- Columbia is advancing US$7.3 billion ($9.6 billion in Canadian dollars) of commercially secured projects and modernization investments, bringing our pro-forma near-term growth portfolio to $24 billion
- Columbia shareholders would receive US$25.50 per share - represents a transaction value of US$13 billion, including assumption of US$2.8 billion of debt

Illustrates the configuration of material systems within Columbia's natural gas pipeline network

7

TransCanada
Columbia Pipeline Group

Illustrates the configuration of material pipeline systems and projects within TransCanada's natural gas pipeline network on pro forma basis following the completion of the Acquisition

Columbia Pipeline Group Acquisition

- Columbia has scheduled a special meeting for June 22, 2016 where shareholders will vote on the transaction
- Filed a Hart-Scott-Rodino notification with the U.S. Federal Trade Commission
- Also submitted a filing with the Committee on Foreign Investment in the U.S.
- We expect acquisition to close in second half of 2016
- This addition will improve the stability and predictability of earnings and cash flow with 92 per cent of 2015 adjusted pro-forma EBITDA coming from regulated and long-term contracted assets
- Acquisition expected to be accretive in the first full year of ownership

8

Mexico Natural Gas Pipelines

Topolobampo
El Encino
Houston
Topolobampo
Mazatlan
Monterrey
Mazatlan
Altamira
Tula-Villa de Reyes
Tamazunchale
Guadalajara
Tuxpan-Tula
Manzanillo
Mexico City
Natural Gas Pipelines
Natural Gas Pipelines (Awarded/Under Construction)
Natural Gas Pipelines (In Development)
Third Party Natural Gas Pipelines
Third Party Natural Gas Pipelines (Proposed)

- On April 11 awarded contract to build, own and operate the US$550 million Tula-Villa de Reyes pipeline
- Expected to be operational early in 2018
- In November 2015 awarded contract to build, own and operate US$500 million Tuxpan-Tula pipeline
- Construction expected to begin in 2016, pipeline should be operational in Q4 2017
- US$1 billion Topolobampo pipeline and US$400 million Mazatlan natural gas pipeline are in the final stages of construction
- Both expected to be operational in 2016
- Investment in Mexico would grow to US$3.5 billion

9

Existing Pipelines
Pipelines (In Development)
NGTL System Projects
North Montney Mainline Project
Significant Shale Gas Resources
AB
Potential West Coast LNG Projects
Merrick Mainline Pipeline
Growing Oil Sands Demand Region
BC

NGTL System Expansions

- $100 million of new facilities became operational in the first quarter of this year, $600 million more under construction
- $7.3 billion of supply and demand facilities being developed, $2.5 billion have received regulatory approval, $1.9 billion under regulatory review
- Applications for approval to build and operate an additional $2.9 billion of facilities have yet to be filed
- Earlier this month, we filed a request with the NEB for a one-year extension of the CPCN for the North Montney Mainline Project
- Request ensures our regulatory approvals remain valid and do not expire before the final investment decision (FID) for the PNW LNG project

10

Industry Leading Pro-Forma Near-Term Capital Program

NGTL System Expansions
Northern Courier
Grand Rapids
Canadian Mainline Expansions
Napanee
Bruce Power
Topolobampo
Mazatlan
Houston Lateral & Terminal
Tula - Villa de Reyes
Tuxpan-Tula

Project	Estimated Capital Cost*	Expected In-Service Date*
Columbia Pipeline Group	US7.3	2016-2021
Topolobampo	US1.0	2016
Mazatlan	US0.4	2016
Tuxpan-Tula	US0.5	2017
Tula-Villa de Reyes	US0.6	2018
Canadian Mainline	0.7	2016-2017
NGTL System	5.4	2016-2018
Houston Lateral & Terminal	US0.6	2016
Grand Rapids	0.9	2017
Northern Courier	1.0	2017
Napanee	1.0	2017 or 2018
Bruce Power Life Extension	1.2	2016-2020
Total Canadian Equivalent (1.32 exchange rate)	CAD23.9	

* *TransCanada pro forma share in billions of dollars. Certain projects are subject to various conditions including corporate and regulatory approvals.*

Illustrates the configuration of TransCanada's pro forma near-term projects following the completion of the Acquisition

11

$45 Billion of Commercially Secured Long-Term Projects*

Prince Rupert Gas Transmission
Coastal GasLink
NGTL (Merrick)
Grand Rapids Phase II
Heartland & TC Terminals
Hardisty Terminal
Upland
Energy East
Keystone XL
Eastern Mainline
Bruce Power
Natural Gas Pipeline
Liquids Pipeline
Terminal Facilities
Existing Assets

* TransCanada share in billions of dollars. Certain projects are subject to various conditions including corporate and regulatory approvals.

- **Bruce Power Life Extension Agreement**
  - Asset Management and Major Component Replacement post-2020 ($5.3 billion)
  - Extends operating life of facility to 2064
- **Four transformational projects**
  - Energy East ($15.7 billion) and related Eastern Mainline Expansion ($2.0 billion)
  - Keystone XL (US$8 billion)
  - Prince Rupert Gas Transmission ($5 billion)
  - Coastal GasLink ($4.8 billion)
- **Establish us as leaders in the transportation of crude oil and natural gas for LNG export**
  - 2 million bbl/d of liquids pipeline capacity
  - 4+ Bcf/d of natural gas pipeline export capacity

Key Takeaways

Track Record of Delivering Long-Term Shareholder Value

13% average annual return since 2000

Visible Growth Portfolio

$24 billion pro-forma to 2020
Additional opportunity set includes $45 billion of long-term projects

Attractive, Growing Dividend

4.4% yield at current rate
8-10% CAGR expected through 2020

Strong Financial Position

'A' grade credit rating
Numerous levers available to fund growth

Attractive Valuation Relative to North American Peers

Business Segment Results
(unaudited) (millions of dollars)

	Three months ended March 31	
	2016	2015
Natural Gas Pipelines		
Canadian Pipelines	507	514
U.S. and International Pipelines	398	368
Business Development	(7)	(18)
Natural Gas Pipelines Comparable EBITDA[1]	898	864
Liquids Pipelines		
Keystone Pipeline System	307	311
Business Development	(7)	(6)
Liquids Pipelines Comparable EBITDA[1]	300	305
Energy		
Canadian Power	221	224
U.S. Power	102	163
Natural Gas Storage and other	9	3
Business Development	(3)	(4)
Energy Comparable EBITDA[1]	329	386
Corporate Comparable EBITDA[1]	(25)	(24)
Comparable EBITDA[1]	1,502	1,531

(1) Non-GAAP measure. For additional information on these items see the April 29, 2016 First Quarter News Release

16

First Quarter 2016 Financial Results

Don Marchand, EVP, Corporate Development & CFO

14

Consolidated Results of Operations
(unaudited) (millions of dollars, except per share amounts)

	Three months ended March 31	
	2016	2015
Net Income Attributable to Common Shares	252	387
Specific items (net of tax):		
Alberta PPA terminations	176	-
Acquisition costs - Columbia Pipeline Group	26	-
Keystone XL asset costs	6	-
TC Offshore loss on sale	3	-
Risk management activities	31	78
Comparable Earnings[(1)]	494	465
Net Income Per Common Share	$0.36	$0.55
Specific items (net of tax):		
Alberta PPA terminations	0.25	-
Acquisition costs - Columbia Pipeline Group	0.04	-
Keystone XL asset costs	0.01	-
TC Offshore loss on sale	-	-
Risk management activities	0.04	0.11
Comparable Earnings Per Common Share[(1)]	$0.70	$0.66
Average Common Shares Outstanding (millions)	702	709

(1) Non-GAAP measure. For additional information on these items see the April 29, 2016 First Quarter News Release

15

Other Income Statement Items
(unaudited) (millions of dollars)

	Three months ended March 31	
	2016	2015
Comparable EBIT[1]	1,048	1,097
Comparable interest expense[1]	(420)	(318)
Comparable interest income and other[1]	148	15
Comparable income tax expense[1]	(180)	(247)
Net income attributable to non-controlling interests	(80)	(59)
Preferred share dividends	(22)	(23)
Comparable Earnings[1]	494	465
Specific items (net of tax):		
Alberta PPA terminations	(176)	-
Acquisition costs - Columbia Pipeline Group	(26)	-
Keystone XL asset costs	(6)	-
TC Offshore loss on sale	(3)	-
Risk management activities	(31)	(78)
Net Income Attributable to Common Shares	252	387

(1) Non-GAAP measure. For additional information on these items see the April 29, 2016 First Quarter News Release

17

Comparable Distributable Cash Flow

(unaudited) (millions of dollars, except per share amounts)

	Three months ended March 31 2016	Three months ended March 31 2015
Funds Generated From Operations[1]	1,125	1,153
Dividends on preferred shares	(23)	(22)
Distributions paid to non-controlling interests	(62)	(54)
Distributions received in excess of equity earnings	88	46
Maintenance capital expenditures including equity investments	(190)	(167)
Distributable Cash Flow[1]	938	956
Specific items (net of tax):		
Acquisition costs - Columbia Pipeline Group	26	-
Keystone XL asset costs	6	-
Comparable Distributable Cash Flow[1]	970	956
Per Common Share[1]	$ 1.38	$ 1.35

(1) Non-GAAP measure. For additional information on these items see the April 29, 2016 First Quarter News Release

18

Investing Activities
(unaudited) (millions of dollars)

	Three months ended March 31	
	2016	2015
Investing Activities:		
Capital spending	(903)	(969)
Contributions to equity investments	(170)	(93)
Acquisitions, net of cash acquired	(995)	-

19

Financial Position Remains Strong

Consolidated Capital Structure*

(at March 31, 2016)

30%
61%
5%
4%
Debt (net of cash)
Common Equity
Preferred Shares
Junior Sub Notes

- Significant financial flexibility
- 'A' grade credit ratings
- $1.2 billion cash on hand
- Issued $500 million of preferred shares in April
- Well positioned to finance our industry leading capital program with multiple attractive funding options

* Common equity includes non-controlling interests in TC PipeLines, LP and Portland. Excludes impact of subscription receipts, which will be reflected once they convert to common shares upon closing of the acquisition of Columbia Pipeline Group, Inc.

20

Financing of Columbia Pipeline Group Acquisition

- US$13 billion acquisition of Columbia Pipeline Group includes approximately US$2.8 billion of assumed debt
- Balance to be funded with:
  - Subscription receipts of $4.4 billion (offering completed April 1, 2016)
  - Monetization of U.S. Northeast power assets
  - Monetization of minority interest in Mexican gas pipeline business
- US$6.9 billion bridge facility in place pending asset sales

21

TransCanada Key Takeaways

- Resilient business model and blue-chip portfolio producing strong financial results in a challenging market environment
- Subscription receipts offering well received
- Well positioned to fund near-term projects and advance longer-term projects underpinned by enduring financial strength
- Acquisition of Columbia Pipeline Group supports and may augment 8 to 10 per cent expected annual dividend growth through 2020

22

Question & Answer Period

Russ Girling

Don Marchand

Alex Pourbaix

Karl Johannson

Paul Miller

Bill Taylor

Glenn Menuz

David Moneta

23

David Moneta's Remarks
2016 First Quarter Financial Results Teleconference Call
Friday, April 29, 2016 - 1:00 pm (MT)
Markin MacPhail Centre, Canada Olympic Park, Calgary

Slide 1 - First Quarter 2016 Conference Call

•	Thanks very much and good afternoon everyone. I'd like to welcome you to TransCanada’s 2016 first quarter conference call.

•	With me today are:

•	Russ Girling, President and Chief Executive Officer,

•	Don Marchand, Executive Vice President, Corporate Development and Chief Financial Officer,

•	Alex Pourbaix, Chief Operating Officer,

•	Karl Johannson, Executive Vice President and President Natural Gas Pipelines,

•	Paul Miller, Executive Vice President and President Liquids Pipelines

•	Bill Taylor, Executive Vice President and President Energy, and

•	Glenn Menuz, Vice President and Controller.

•
Russ and Don will begin today with some opening comments on our financial results and certain other company developments. Please note that a slide presentation will accompany their remarks. A copy of the presentation is available on our website at transcanada.com. It can be found in the Investor Section under the heading "Events and Presentations".

•
Following their prepared remarks, we will turn the call over to the Conference Coordinator for questions from the investment community.  If you are a member of the media, please contact Mark Cooper or James Millar following this call and they would be happy to deal with your questions.

•	In order to provide everyone with an equal opportunity to participate, we ask that you limit yourself to two questions. If you have additional questions, please re-enter the queue.

•
Also, we ask that you focus your questions on our industry, our corporate strategy, recent developments and key elements of our financial performance. If you have detailed questions relating to some of our smaller operations, or your detailed financial models, Stuart and I would be pleased to discuss them with you following the call.

Slide 2 - Forward-Looking Information

•
Before Russ begins, I’d like to remind you that our remarks today will include forward-looking statements that are subject to important risks and uncertainties. For more information on these risks and uncertainties, please see the reports filed by TransCanada with Canadian securities regulators and with the U.S. Securities Exchange Commission.

Slide 3 -Non-GAAP Measures and Additional Information

•
I'd also like to point out that during this presentation we'll refer to measures such as comparable earnings, comparable earnings per share, earnings before interest, taxes, depreciation and amortization or EBITDA, funds generated from operations and distributable cash flow. These and certain other comparable measures do not have any standardized meaning under GAAP and are therefore considered to be non-GAAP measures. As a result, they may not be comparable to similar measures presented by other entities. These measures are used to provide you with additional information on TransCanada’s operating performance, liquidity and its ability to generate funds to finance its operations.

•
And finally, this presentation may be deemed to be solicitation material in respect of the proposed acquisition of Columbia Pipeline Group by TransCanada, therefore pursuant to US securities law, it will be filed on Columbia’s EDGAR profile and TransCanada’s EDGAR and SEDAR profiles.

•	With that, I’ll now turn the call over to Russ.

•	Thanks Russ. Just a reminder before I turn it over to the conference coordinator, we ask that you limit yourself to two questions and if you have any additional questions, please re-enter the queue.

•	Thank you very much and thanks to all of you for participating today. We very much appreciate your participation and we look forward to talking to you again in the near term.

Russ Girling Remarks
2016 First Quarter Results Teleconference Call
Friday, April 29, 2016 - 1 p.m. (MT)
Room #3, Markin MacPhail Centre, Calgary

Slide 4 - Recent Developments

•	Thanks David.

•	Good afternoon everyone and thank you for joining us.

Slide 5 -Highlights

•
As I mentioned earlier in my speech to shareholders, 2015 was challenging for the energy industry. But in the midst of these challenges, TransCanada’s energy infrastructure assets performed well, allowing the company to deliver record comparable earnings and funds generated from operations in 2015.

•
Our $64 billion of North American energy infrastructure assets are largely underpinned by cost-of-service regulated models or long-term contracts. This has provided our shareholders with cash flow stability throughout this energy market downturn.

•	On March 17 we announced the US$ 13 billion acquisition of the Columbia Pipeline Group.

•
This development represents a transformational change for the company and creates an industry-leading pro forma $24 billion portfolio of near-term growth projects that will support and may augment our expected eight to 10 per cent annual dividend growth through 2020.

•	In addition, our suite of $45 billion in medium to long-term projects has the potential to further transform the company.

Slide 6 - First Quarter 2016

•	Focusing on our first quarter results, comparable earnings were up six per cent over Q1 2015 to $494 million or 70 cents per share.

•	Despite weakness in power prices, comparable EBITDA was $1.5 billion and funds generated from operations were $1.1 billion, similar to the first quarter of last year.

•	Today, the Board of Directors declared a quarterly dividend of 56.5 cents per common share for the quarter ending June 30, 2016. This equates to $2.26 per share on an annualized basis.

•	Before I turn the call over to our CFO Don Marchand to discuss our financial results, I will provide a brief update now on the progress we have made this quarter on some of our major projects.

Slide 7 - Columbia Acquisition I

•	I’ll start with our Columbia transaction - the largest acquisition in TransCanada’s history

•	On March 17, 2016 we entered into an agreement and plan of
merger to acquire Columbia Pipeline Group.

•
Columbia owns one of the largest interstate natural gas pipeline systems in the United States, providing transportation, storage and related services to a variety of customers in the U.S. Northeast, Midwest, Mid-Atlantic and Gulf Coast regions.

•
Its assets include Columbia Gas Transmission, which operates 18,000 km of pipelines and 286 billion cubic feet of storage capacity in the Marcellus and Utica shale production areas, and Columbia Gulf Transmission, a 5,400-km pipeline system that extends from Appalachia to the Gulf Coast.

•
The acquisition provides us the rare opportunity to invest in an existing extensive, competitively-positioned, growing network of regulated natural gas pipeline and storage assets in the Marcellus and Utica, the fastest growing gas production basins in North America.

•	In addition, Columbia is currently advancing US$7.3 billion of commercially secured projects and modernization investments that are largely expected to be in-service by 2018.

•
This is an all-cash transaction where Columbia shareholders will receive US$25.50 per share representing an aggregate transaction value of approximately US$13 billion including the assumption of approximately US$2.8 billion of debt.

Slide 8 - Columbia Acquisition II

•	Columbia’s preliminary proxy statement for its special meeting of shareholders to approve the acquisition was filed with the SEC on April 8, 2016. The special meeting is scheduled for June 22, 2016.

•	On April 4, notifications were filed with the U.S. Federal Trade Commission, and we also submitted a filing with the Committee on Foreign Investment in the U.S.

•	We continue to expect the acquisition to close in second half of 2016 subject to the shareholder and regulatory approvals.

•
Consistent with our strategy, the addition of Columbia’s gas transmission network to our portfolio will improve the stability and predictability of earnings and cash flow with 92 per cent of our 2015 adjusted pro forma EBITDA coming from regulated and long-term contracted assets.

•	Looking forward, the monetization of our U.S. Northeast power business will result in virtually all of our EBITDA being underpinned by cost-of-service regulated business models or long-term contracts.

•	We expect this acquisition would be accretive in the first full year of ownership.

•	Later, Don will provide further detail on how this acquisition will be financed.

Slide 9 - Mexico Projects

•	We had more good news on the natural gas front recently.

•	On April 11 we were awarded the contract to build, own and operate the Tula - Villa de Reyes pipeline in Mexico.

•
This project complements our existing network in Mexico and advances our strategy of owning and operating highly contracted, regulated assets that generate stable, predictable earnings and cash flow in this region.

•	Construction of the US$550 million pipeline is supported by a 25-year transportation service contract with Mexico’s state-owned power company CFE. We expect it to be operational early in 2018.

•
Progress continues in Mexico with other natural gas pipeline projects. In November we were awarded the contract to build, own and operate the US$500 million Tuxpan-Tula natural gas pipeline - also under a 25-year contract with the CFE.

•	Construction is expected to begin in 2016 and the pipeline should be operational in fourth quarter 2017.

•	The US$1 billion Topolobampo project and the US$400 million Mazatlan natural gas pipeline are in the final stages of construction and are expected to be operational in 2016.

•	With the addition of the Tula-Villa de Reyes pipeline, our investment in Mexico will grow to US$3.5 billion

Slide 10 - NGTL - System Expansions

•	On our NGTL system, in the first quarter of this year, $100 million of new facilities became operational and $600 million more are currently under construction.

•
The NGTL System continues to develop $7.3 billion of new supply and demand facilities. Currently, $2.5 billion of those facilities have received regulatory approval and a further $1.9 billion are currently being reviewed by the regulator.

•	And we continue to work on applications for approval to build and operate an additional $2.9 billion of facilities.

•	Earlier this month we filed a request with the National Energy Board for a one-year extension of the Certificate of Public Convenience and Necessity for the North Montney Mainline Project.

•	The request ensures our regulatory approvals remain valid and do not expire before the final investment decision for the PNW LNG project.

Slide 11 - $24 Billion Near-Term Projects

•	So with the US$7.3 billion ($9.6 billion Canadian) of projects the Columbia Pipeline Group has underway, our portfolio of near-term projects will increase to $24 billion.

•	As you can see, the projects are in all three of our business lines: natural gas, liquids and energy, and span all three of our core geographies: Canada, the United States and Mexico

•	In addition, essentially all of these projects are underpinned by regulated business models and/or long-term contracts.

Slide 12 - $45 Billion Long-Term Projects

•	In addition to our short-term projects, we continue to advance our $45 billion portfolio of larger-scale, long-term projects.

•	Starting with PRGT, where we signed two further projects agreements with B.C. First Nations during the first quarter, bringing the total number of agreements signed to 11.

•	We remain on target to begin construction of the Prince Rupert project following confirmation of a final investment decision from PNW LNG.

•	On the Coastal GasLink project the LNG Canada joint venture participants anticipate reaching a final investment decision on their Kitimat-based LNG project in late 2016.

•	We continue to advance the Energy East project through the regulatory process with the NEB announcing its schedule this week.

•	And lastly, we continue the necessary work to submit our estimates for the first of six reactor refurbishments at Bruce Power.

Slide 13 - Key Takeaways

•	Looking forward our priorities are straightforward.

•	First, operate our existing assets safely, maximize their utilization and continue to deliver stable and growing cash flow.

•	Second, close the US$13 billion Columbia Pipeline Group acquisition and complete asset sales.

•	Third, bring our pro forma combined $24 billion near-term project portfolio through approval, construction and into operation.

•	Fourth, advance approval of our $45 billion portfolio of long-term projects.

•	And fifth, continue to finance our business in a way that maximizes our financial strength and flexibility to fund our growth program and to pay a stable and growing dividend.

•	I am very confident execution of these priorities will continue to grow shareholder value for many years to come.

•	I’ll now turn the call over to Don for details on our financial performance.

Don Marchand Remarks
2016 First Quarter Results Teleconference Call
Friday, April 29, 2016, 1:00 p.m.
Room #3, Markin MacPhail Centre, Canada Olympic Park, Calgary

Slide 14 - Consolidated Results of Operations

•	Thanks Russ and good afternoon everyone.

•
As highlighted earlier, we reported net income attributable to common shares in the first quarter of $252 million or $0.36 per share which compares to net income in the same quarter of 2015 of $387 million or 55 cents per share.

•
The year over year decrease stems primarily from net after-tax charges of $211 million for a number of specific items in first quarter 2016 including $176 million relating to the remaining net book value associated with our investment in the Alberta PPAs as a result of our termination decision, $26 million relating to costs associated with the Columbia acquisition, and other smaller items. Both periods were also affected by certain risk management activities.

•	Excluding these items, comparable earnings for first quarter 2016 increased six per cent to $494 million or $0.70 per share compared to $465 million or $0.66 per share for the same period last year.

•	A higher contribution from Bruce Power and improved net corporate financial results were partially offset by lower earnings from the Keystone System, Eastern Power, U.S. Power and Western Power.

•	In terms of our business segment results at the EBITDA level…

Slide 15 - Business Segment Results

•	In the first quarter, comparable EBITDA was slightly lower than the same period last year.

•	Our Natural Gas Pipelines business generated comparable EBITDA of $898 million in first quarter 2016, compared to $864 million the year earlier.

•	Canadian Gas Pipelines comparable EBITDA of $507 million was largely in line with 2015.

•
For the quarter, net income from the Canadian Mainline increased by $3 million, primarily due to higher incentive earnings partially offset by a lower average investment base in 2016. No incentive earnings were recorded in the first quarter of 2015 as the NEB approval of compliance tolls related to the LDC Settlement was not received until June 2015.

•	The NGTL System’s quarterly net income increased $9 million year-over-year to $73 million mainly due to a higher average investment base.

•
When measured in U.S. dollars, comparable EBITDA for U.S. and International Pipelines was consistent for the three months ended March 31, 2016 compared to the same period in 2015. This was the net effect of higher ANR Southeast mainline transportation revenues offset by a first quarter 2015 non-recurring customer settlement, lower contributions from Mexico Pipelines and higher transportation revenues from Great Lakes. In Canadian dollar terms, the stronger U.S. dollar in first quarter 2016 had a positive impact on the Canadian dollar equivalent comparable earnings from our U.S. and International operations.

•	In Liquids, the Keystone Pipeline System generated $307 million of comparable EBITDA in the first quarter, a $4 million decline from the same period in 2015.

•	The decrease was the net effect of lower uncontracted volumes on the Keystone Pipeline System and lower volumes on Marketlink, partially offset by the positive impact of the stronger U.S. dollar.

•	Turning to Energy, comparable EBITDA of $329 million in the first quarter declined $57 million from the same quarter last year due to the net effect of:

•
Largely flat results in the Canadian Power segment due to lower contribution from the sale of unused natural gas transportation and less contractual earnings at Bécancour as well as reduced earnings from Western Power resulting from lower realized power prices and PPA volumes following the termination of the PPAs. This was largely offset by higher earnings from Bruce Power stemming mainly from greater levels of contracting activities, lower depreciation and our increased ownership interest, partially offset by higher planned outage days;

•
Lower earnings from U.S. Power mainly due to decreased margins on sales to wholesale, commercial and industrial customers, the impact of lower realized prices in both New England and New York and lower capacity prices in New York. This was partially offset by incremental earnings from the Ironwood power plant in Lebanon, Pennsylvania that we acquired on February 1; and

•	Higher earnings from Natural Gas Storage as a result of better realized natural gas storage price spreads than in 2015.

•	Now turning to the other income statement items on slide 16.

Slide 16 - Other Income Statement Items

•	Comparable Interest Expense of $420 million in the first quarter increased by $102 million compared to the same period last year.

•	This was primarily due to:

•	long-term debt issuances in 2015 and first quarter 2016, partially offset by Canadian and U.S. dollar-denominated debt maturities;

•	a stronger U.S. dollar and its effect on interest expense on U.S. dollar-denominated debt; and

•
lower capitalized interest on Keystone XL and related projects following the November 6, 2015 denial of a U.S. Presidential Permit, partially offset by higher capitalized interest on LNG pipeline projects and the Napanee power generating facility.

•
Comparable interest income and other increased by $133 million for the three months ended March 31, 2016 compared to the same period in 2015 as a result of realized gains in 2016 compared to realized losses in 2015 on derivatives used to manage our net exposure to foreign exchange rate fluctuations on U.S. dollar denominated income; and increased AFUDC related to our rate-regulated projects including Mexico pipelines, NGTL System expansions and Energy East.

•
Comparable income tax expense for the first quarter decreased by $67 million compared to the same period in 2015 mainly as a result of lower pre-tax earnings in 2016, changes in the proportion of income earned between Canadian and foreign jurisdictions and by lower flow-through taxes in 2016 on Canadian regulated pipelines.

•
Net income attributable to non-controlling interests increased by $21 million for the three months ended March 31, 2016 compared to the same period in 2015 primarily due to the sale to TC PipeLines, LP of our remaining 30 per cent direct interest in GTN in April 2015 and a 49.9 per cent direct interest in PNGTS on January 1, 2016 as well as the impact of a stronger U.S. dollar on the Canadian dollar equivalent earnings from TC PipeLines, LP.

•	Preferred share dividends were $22 million for the three months ended March 31, 2016, similar to 2015 levels.

•	Now, moving on to cash flow and investing activities on slide 17.

Slide 17 - Comparable Distributable Cash Flow

•	Cash flow remains solid with funds generated from operations of approximately $1.1 billion in the quarter, consistent with 2015.

•
For the first quarter, comparable distributable cash flow was up modestly to $970 million, or $1.38 per common share, which represents an increase from $1.35 per common share in the first quarter of 2015.

•
Maintenance capital expenditures on our Canadian regulated natural gas pipelines were $55 million and $52 million in first quarter 2016 and 2015, respectively, which contributed to their respective rate bases and net income.

Slide 18 -Investing Activities

•
Capital spending totaled $903 million in the first quarter driven principally by expansions of the NGTL, Canadian Mainline and ANR systems, and construction activities on Mexico pipelines, Northern Courier and Napanee.

•	Equity investments of $170 million in the quarter related to our share of spending at Bruce Power and Grand Rapids.

•
Acquisitions of approximately $1 billion reflect the purchase of Ironwood on February 1, 2016 for US$657 million as well as an additional interest in Iroquois Gas Transmission for US$54 million. Our ownership in Iroquois is now 49.35 per cent.

•	Now turning to slide 19, our liquidity and access to capital markets remains strong.

Slide 19 - Financial Position Remains Strong

•	At March 31, our consolidated capital structure consisted of 30 per cent common equity, 5 per cent preferred shares, 4 per cent junior subordinated notes, and 61 per cent debt, net of cash.

•	At quarter end, we had $1.2 billion of cash on hand.

•
On April 20, 2016, we completed a public offering of 20 million preferred shares at a price of $25 per share resulting in gross proceeds of $500 million. The initial fixed dividend rate for these preferred shares is 5.5 per cent per annum and will reset every five years to a rate equal to the sum of the applicable five-year Government of Canada bond yield plus 4.69 per cent, provided that such rate shall be not less than 5.5 per cent per annum.

•
We remain well positioned to finance our industry-leading, pro forma $24 billion, capital program with multiple attractive funding options available, including predictable and growing internally generated cash flow, senior debt, preferred shares, hybrid securities, portfolio management and equity through our Dividend Reinvestment Program (DRiP).

•	As well, we will continue to evaluate LP drop downs against alternative sources of subordinated capital.

•
At this point we remain focused on completing the acquisition of Columbia Pipeline Group and, as such, have not formed any firm views on the specific roles of TC Pipelines, LP and Columbia Pipeline Partners, LP going forward. We will turn our attention to this post completion of the transaction.

Slide 20 - Financing of Columbia Pipeline Group Acquisition

•	The US$13 billion Columbia acquisition includes approximately US$2.8 billion of assumed debt.

•
The remaining US$10.2 billion cash to close is expected to be funded through the subscription receipts offering completed on April 1 as well as through the planned monetization of our U.S. Northeast power assets and a minority interest in our Mexican natural gas pipeline business. In the interim, a syndicate of lenders has committed to provide debt bridge facilities in the amount of US$6.9 billion.

•
In total, including the full exercise of the underwriters’ over-allotment option, we issued 96.6 million subscription receipts at $45.75 per receipt for gross proceeds of approximately $4.4 billion. Each subscription receipt will automatically convert to one common share upon closing of the Columbia acquisition. While the subscription receipts remain outstanding, holders will be entitled to receive cash payments per subscription receipt equivalent to dividends paid on each TransCanada common share.

•	As indicated previously, we expect the acquisitions, net of financing and the planned asset monetization, to be accretive to earnings per share in our first full year of ownership.

Slide 21 - TransCanada Key Takeaways

•	In closing, during the first quarter of 2016, our diverse portfolio of high-quality long-life assets generated steady results in what continues to be a challenging environment.

•	Comparable earnings increased by six per cent while funds generated from operations of $1.1 billion were consistent with the same period last year.

•
We remain well positioned to finance both the Columbia acquisition as well as our combined pro forma $24 billion portfolio of near term growth projects supported by our growing internally generated cash flow and access to capital consistent with our enduring financial strength.

•
We are extremely pleased with investor support for the issuance of $4.4 billion in subscription receipts that closed on April 1, which represented the largest equity offering in Canadian history. This equity, in addition to the planned monetization of our US Northeast power assets and minority interest in our Mexico gas pipeline business are expected to provide the permanent funding for the Columbia transaction.

•
Our industry-leading suite of critical energy infrastructure projects is expected to generate significant growth in earnings and cash flow for our shareholders. The Columbia acquisition supports and may augment our expected 8 to 10 per cent annual dividend growth through 2020.

•	That’s the end of my prepared remarks. I will now turn the call back over to David for the Q&A.